                             ARTICLES SUPPLEMENTARY
                                       OF
                            M.S.D. & T. FUNDS, INC.


          M.S.D. & T. FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, pursuant to its authority in the Articles of Incorporation, has classified Six Hundred Million (600,000,000) shares of the Corporation's authorized but unissued and unclassified shares of capital stock, of the par value of One Mill ($.001) per share, as Class E Common Stock of the par value of One Mill ($.001) per share and has classified Six Hundred Million (600,000,000) shares of the Corporation's authorized but unissued and unclassified shares of capital stock, of the par value of One Mill ($.001) per share, as Class F Common Stock of the par value of One Mill ($.001) per share, pursuant to the following resolutions adopted at a regular meeting of the Board of Directors of the Corporation held on July 16, 1990:

          RESOLVED, that pursuant to Article VI, Section 6.4 of the Company's Articles of Incorporation (the "Articles"), 600,000,000 of the Company's authorized but unissued and
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unclassified shares of capital stock, $.001 par value per share, be, and hereby are, classified and designated as Class E Common Stock and shall represent interests in the Value Equity Fund;

          FURTHER RESOLVED, that pursuant to Article VI, Section 6.4 of the Articles, 600,000,000 of the Company's authorized but unissued and unclassified shares of capital stock, $.001 par value per share, be, and hereby are, classified and designated Class F Common Stock and shall represent interests in the Intermediate Fixed Income Fund;

          FURTHER RESOLVED, that each share of Class E and F Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles; and

          FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Company's counsel prior to filing said Articles Supplementary, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

          SECOND: The shares of Common Stock of the Corporation classified pursuant to the resolutions set forth herein have been classified by the Board of Directors under the authority contained in the Corporation's Articles of Incorporation.

          IN WITNESS WHEREOF, M.S.D. & T. FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its

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President and its corporate seal to be hereunto affixed and attested by its
Secretary on this 15th day of October, 1990.

[CORPORATE SEAL]                 M.S.D. & T. FUNDS, INC.



                                 By: /s/ Leslie B. Disharoon
                                     -----------------------
                                     Leslie B. Disharoon
                                     President


Attest:



/s/ W. Bruce McConnel, III
--------------------------
W. Bruce McConnel, III
Secretary

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                                  CERTIFICATE
                                  -----------

          THE UNDERSIGNED, President of M.S.D. & T. FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.

                                 /s/ Leslie B. Disharoon
                                 -----------------------
                                 Leslie B. Disharoon
                                 President

Dated:  October 15, 1990

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